	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

SEGUIN, Texas, January 16, 2007 -- Alamo Group Inc. (NYSE: ALG) announced that effective Monday, January 15, 2007, Dan E. Malone has joined the Company as its Executive Vice President and Chief Financial Officer.

Dan comes to Alamo Group from Igloo Products Corporation where he has been Executive Vice President, Chief Financial Officer and Corporate Secretary since 2002.  Prior to Igloo he was the CFO of The York Group, Inc. (formerly traded on NASDAQ).  Previously he held various accounting management positions with increasing responsibilities at Cooper Industries Inc. (NYSE:CBE)  Dan graduated from the University of Texas in 1981 with a BBA in Accounting and received an MBA in 1993 from Kellogg Graduate School of Management at Northwestern University.  He began his career in accounting with Price Waterhouse.  He has been a Certified Public Accountant since 1984 and a Certified Management Accountant since 1994.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented, "We are delighted to have Dan join our management team. Our Company has doubled in size in the last five years, and Dan's wealth of experience with manufacturing companies like ours makes him an excellent addition to our management team.  We look forward to his contributions as we continue to execute on our strategic plan and increase our focus on internal efficiencies."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snowblowers, pothole patchers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,250 employees and operates thirteen plants in North America, Europe and Australia as of December 31, 2006.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

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This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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